AMENDMENT NUMBER ONE
                                       To
                         VAN HOUTEN EMPLOYMENT AGREEMENT

         This Agreement is made effective as of October 24, 2000, among Bank West Financial Corporation, a Michigan corporation ("BWFC"), Bank West, a Michigan savings bank, both with offices at 2185 Three Mile Road, NW, Grand Rapids, MI 49544-1451 (collectively referred to "BW") and Ronald A. Van Houten, whose address is 1841 Lonsdale NE, Grand Rapids, MI 49503 ("Van Houten").

                               Factual Background

         Van Houten and BW entered into a certain Employment Agreement dated effective April 13, 1999 ("Employment Agreement"). The Motor Vehicle Allowance provided in the agreement has become inadequate due to the recent dramatic increases in gasoline prices. Similarly, the stock options granted to Van Houten in 1999 no longer provide the incentive envisioned by BWFC due to the major drop in the market price of BWFC's stock as a result of the adverse impact of increases in the Federal discount rate on the market price of bank stocks. These extraordinary circumstances have detracted from the value of the existing stock options as an incentive and are beyond the control of Van Houten. Accordingly, Van Houten and BW desire to amend certain provisions of the Employment Agreement effective October 24, 2000.

         1. Motor Vehicle Allowance. The monthly motor vehicle allowance paid by BW to Van Houten pursuant to Section 4. of the Employment Agreement shall be increased from $400 to $500 (the "Motor Vehicle Allowance").

         2. Incentive Stock Option. In addition to the option granted to Van Houten on April 13, 1999, BW hereby agrees to grant Van Houten the following incentive stock option and termination payment:

                  a. Grant and Vesting of Option. On October 24, 2000, BWFC granted to Van Houten an incentive stock option for 16,667 shares of BWFC common stock (the "option"). The Option has been granted pursuant to the BWFC 1995 Key Employee Stock Compensation Program, and all addendums to it (the "program"). The Option exercise price is $6.0625 per share. The Program provides that the stock vests at a rate of 20% per year (the "Plan Vesting Rate"). For purposes of the Employment Agreement, the Option shall be deemed vested as of October 24, 2000 (the "Termination Vesting Rate").

                  b. Payment upon Termination - Before October 24, 2005. In the event Van Houten's employment is terminated prior to October 24, 2005 (which is the date on which all of the 16,667 shares would be vested at the Plan Vesting Rate of 20% per year), BW shall pay Van Houten an amount to be determined as follows:

         1. The unrealized gain on the number of the 16,667 shares in excess of the number of shares vested at the Plan Vesting Rate. Specifically, the payment shall be calculated as follows:

o        16,667 shares,
o        Less no. of shares vested per the Plan Vesting Rate,
o        Mutiplied by the difference between:
         o The Fair Market Value per share, as defined in Section 9 of the Employment Agreement, and
         o        The $6.0625 per share Option exercise price.

The calculations are to be made as of the effective date of the termination, and the payment shall be made to Van Houten within thirty days of that effective date. Also, Van Houten would retain his right to exercise the Option for all shares which were vested per the Plan Vesting Rate.

         2. For example, if Van Houten's employment were terminated on October 24, 2003, all 16,667 Option shares would be vested at the Termination Vesting Rate, and 10,000 of the Option shares would be vested at the Plan Vesting Rate (assuming no prior exercises of such options). Assume a Fair Market Value of $16 per share. The Option price is $6.0625 per share. In this illustration, BW would be required to pay Van Houten:


         No. of shares vested per Termination Vesting Rate             16,667
         Less no. of shares vested per the Plan Vesting Rate           10,000
                                                                       ------
                                    Difference                          6,667

         Fair Market Value per share                                  $16.000
         Option exercise price per share                               6.0625
                                                                      -------
                                    Unrealized gain per share         $9.9375
         Payment amount: 6,667 shares X $9.9375 per share  =  $66,253.31

Van Houten would retain his vested right to exercise the Option for 10,000 shares, which would have an unrealized gain of $99,375.00 . Van Houten's total gain from the Option would be $99,375.00 + $66,253.31 = $165,628.31.

                  c. Payment upon Termination - On or After October 24, 2005. In the event Van Houten's employment is terminated on or after October 24, 2005, Van Houten shall be solely entitled to his right to exercise the option for the 16,667 shares (less any such options exercised prior thereto) which would be vested at that time.

                  d. Payment upon Termination due to Change in Control. In the event a Change in Control of BW, as defined in Section 10 of the Employment Agreement, shall occur and Van Houten's employment is terminated as a result of the Change in Control or after that event, the Option shares shall be deemed to be 100% vested for Plan Vesting purposes.

         3. All terms and conditions of the Employment Agreement except as amended in this Amendment Number One shall remain in effect as written.


                                                Bank West Financial Corporation,
                                                a Michigan corporation


                                                By: /s/ Robert J. Stephan
                                                    ---------------------
                                                    Robert J. Stephan
                                                    Its: Chairman

                                                Bank West,
                                                a Michigan savings bank


                                                By: /s/ Robert J. Stephan
                                                    ----------------------
                                                    Robert J. Stephan
                                                    Its: Chairman


                                                    /s/ Ronald A. Van Houten
                                                    -------------------------
                                                    Ronald A. Van Houten



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